Exhibit 4.11

RARE HOSPITALITY INCORPORATED, INC.

DEFERRED COMPENSATION PLAN

Trust Agreement

DISCLAIMER: This rabbi trust agreement, a modified version of the IRS Model Rabbi Trust, is provided as a convenience for the use of legal counsel only. No representation or warranty is made that this rabbi trust agreement, the plan design choices, and any investment reflected herein are appropriate for any particular executive deferred compensation plan or any other retirement plan or that the IRS would issue a private letter ruling based on this sample document. Plan sponsors should consult with their legal, tax and other advisors in designing and drafting the appropriate plan and trust agreements.

* Please note that this model document contains a provision generally prohibiting investment in employer stock. If employer stock is to be permitted as a trust investment, then additional provisions would be included in this agreement.

TRUST AGREEMENT

Table of Contents

Article	Page

ARTICLE 1 Name, Intentions, Revocability Deposit and Definitions		1

1.1	Name	1
1.2	Intentions	1
1.3	Revocability; Creditor Claims	1
1.4	Initial Deposit	2
1.5	Definitions	2
1.6	Grantor Trust	2

ARTICLE 2 General Administration		3

2.1	Committee Directions and Administration	3
2.2	Contributions	3
2.3	Trust Fund	4
2.4	Payments to the Company	4
2.5	Transfer of Assets	4

ARTICLE 3 Powers and Duties of Trustee		4

3.1	Investment Directions	4
3.2	Management of Investments	5
3.3	Securities	7
3.4	Substitution	7
3.5	Distributions	7
3.6	Trustee Responsibility Regarding Payments on Insolvency	9
3.7	Costs of Administration	11
3.8	Trustee Compensation and Expenses	11
3.9	Professional Advice	12
3.10	Payment on Court Order	12
3.11	Protective Provisions	12
3.12	Indemnifications	12

ARTICLE 4 Insurance Contracts		13

4.1	Types of Contracts	13
4.2	Ownership	13
4.3	Restrictions on Trustee’s Rights	13
4.4	Trustee’s Duties	13

ARTICLE 5 Trustee’s Accounts		14

5.1	Records	14

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5.2	Periodic Accounting; Final Accounting	14
5.3	Valuation	15
5.4	Delegation of Duties	15

ARTICLE 6 RESIGNATION OR REMOVAL OF TRUSTEE		15

6.1	Resignation; Removal	15
6.2	Successor Trustee	16
6.3	Settlement of Accounts	16

ARTICLE 7 CONTROVERSIES, LEGAL ACTIONS AND COUNSEL		16

7.1	Controversy	16
7.2	Joinder of Parties	16
7.3	Employment of Counsel	16

ARTICLE 8 AMENDMENT AND TERMINATION		16

8.1	Amendment	16
8.2	Final Termination	17
8.3	Changes in Law Affecting Taxability	18

ARTICLE 9 MISCELLANEOUS		19

9.1	Taxes	19
9.2	Third Persons	19
9.3	Nonassignability; Nonalienation	19
9.4	The Plan	19
9.5	Applicable Law	19
9.6	Notices and Directions	19
9.7	Successors and Assigns	20
9.8	Gender and Number	20
9.9	Headings	20
9.10	Counterparts	20
9.11	Beneficial Interest	20
9.12	No Implied Duties; etc.	20
9.13	Effective Date	21

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TRUST AGREEMENT

FOR

RARE HOSPITALITY INTERNATIONAL, INC. DEFERRED COMPENSATION PLAN

THIS TRUST AGREEMENT (“Trust Agreement”) is made and entered into as of this          day of October, 2004, between RARE Hospitality International, Inc, a Georgia corporation (the “Controlling Company”) and Wilmington Trust Company, a Delaware corporation (the “Trustee”), to evidence the trust (the “Trust”) to be established, pursuant to the Sample Corporation Deferred Compensation Plan (the “Plan”), for the benefit of a select group of management or highly compensated employees.

ARTICLE 1

Name, Intentions, Revocability

Deposit and Definitions

1.1 Name. The name of the Trust created by this Agreement (the “Trust”) shall be:

RARE HOSPITALITY INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN TRUST

1.2 Intentions. The Controlling Company wishes to establish the Trust and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company’s creditors in the event of its Insolvency (as defined below) until paid to Participants and their Beneficiaries in such manner and at such times as specified in the Plan. It is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing supplemental compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In addition, it is the intention of the Participating Companies to make contributions to the Trust to provide a source of funds to assist in the meeting of their liabilities under the Plan.

1.3 Revocability; Creditor Claims. The Trust hereby established shall be:

XX	irrevocable
revocable by the Company
revocable by the Company although it shall become irrevocable upon a Change of Control, as defined herein
xx days following the issuance of a favorable private letter ruling regarding the Trust from the Internal Revenue Service upon approval by the Board of Directors.

Except as otherwise provided in Sections 2.4 and 8.2, the principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of the Participants and the general creditors of the Company as herein set forth. The Participants and their Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of the

Participants and their Beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of each Participating Company’s general creditors under federal and state law in the event of Insolvency, but only with respect to the assets of the Trust held for the benefit of Participants employed by such Participating Company. In order to determine, as of any date, the assets which shall be subject to the claims of each Participating Company’s general creditors in the event of such Participating Company’s Insolvency, the Administrator or the Committee shall keep records allocating Trust assets to each Participating Company in proportion to the benefits accrued under the Plan by Participants employed by each Participating Company and will direct the Trustee as to the same extent required.

1.4 Initial Deposit. The Controlling Company hereby deposits with the Trustee in trust $100.00, which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

1.5 Definitions. In addition to the definitions set forth in this Agreement, the following terms shall have the following indicated meanings:

(a) “Administrator” shall mean the independent firm engaged by the Controlling Company to assist the Committee with the administration and operation of the Plan, which, as of the date hereof, is Westport Worldwide, LLC.

(b) “Beneficiaries” shall mean one or more persons, trusts, estates or other entities designated by a Participant in accordance with the Plan to receive benefits under the Plan upon the death of the Participant.

(c) “Board” shall mean the board of directors of the Controlling Company.

(d) “Committee” shall mean a committee comprised of those individuals whom the Controlling Company shall designate or appoint from time to time to administer the Plan, or its designee. In the absence of such designation or appointment, the Board will administer the Plan.

(e) “Participants” shall mean an individual who is a participant in the Plan and whose participation has not terminated.

(f) “Participating Companies” shall mean the Controlling Company and its affiliates that are Participating Companies under the Plan.

(g) “Plan Year” for purposes of Trust reporting shall mean the calendar year unless the Trustee is notified by the Controlling Company that a different Plan Year has been chosen for this Trust.

(h) “Trust Fund” shall mean the assets held by the Trustee pursuant to the terms of this Trust Agreement and for the purposes of the Plan.

1.6 Grantor Trust. The Trust is intended to be a “grantor trust,” of which each Participating Company is a grantor, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the portion of the Trust allocable to the Participants of such Participating Company, and the Trust shall be construed accordingly.

ARTICLE 2

General Administration

2.1 Committee Directions and Administration. The Committee shall direct the Trustee as to the administration of the Trust in accordance with the following provisions:

(a) The Committee shall be identified to the Trustee by a copy of the resolution of the Board appointing the Committee. In the absence thereof, the Board shall be the Committee. Persons authorized to give directions to the Trustee on behalf of the Committee shall be identified to the Trustee by written notice from the Committee, and such notice shall contain specimens of the authorized signatures. The Trustee shall be entitled to rely on such written notice as evidence of the identity and authority of the persons appointed until a written cancellation of the appointment, or the written appointment of a successor, is received by the Trustee.

(b) Directions by the Committee, or its delegate, to the Trustee shall be in writing and signed by the Committee or persons authorized by the Committee, or may be made by such other method as is acceptable to the Trustee.

(c) The Trustee may conclusively rely upon directions from the Committee or its delegate in taking any action with respect to this Trust Agreement, including the making of payments from the Trust Fund and the investment of the Trust Fund pursuant to this Trust Agreement. The Trustee shall have no liability for actions taken, or for failure to act, on the direction of the Committee, or its delegate. The Trustee shall have no liability for failure to act in the absence of proper written directions.

(d) The Trustee may request instructions from the Committee and shall have no duty to act or liability for failure to act if such instructions are not forthcoming from the Committee. If requested instructions are not received within a reasonable time, the Trustee may, but is under no duty to, act on its own discretion to carry out the provisions of this Trust Agreement in accordance with this Trust Agreement.

2.2 Contributions. Except as provided in the Plan, each Participating Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Participant or Beneficiary shall have any right to compel such additional deposits. The Trustee shall have no duty to collect or enforce payment to it of any contributions or to require that any contributions be made, and shall have no duty to compute any amount to be paid to it nor to determine whether amounts paid comply with the terms of the Plan.

[OPTIONAL—CHOOSE AS APPROPRIATE:

xx     Upon a Change of Control, Company shall, as soon as possible, but in no event longer than 90 days following the Change of Control, as defined herein, make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Participant or Beneficiary the benefits to which Participants or their Beneficiaries would be entitled pursuant to the terms of the Plan as of the date on which the Change of Control occurred.

             Within xx days following the end of the Plan year ending after the Trust has become irrevocable pursuant to Section 1.3 hereof, Company shall be required to irrevocably deposit additional cash or other property acceptable to the Trustee to the Trust in an amount sufficient to pay each Participant or Beneficiary the benefits payable pursuant to the terms of the Plan as of the close of the Plan Year.]

2.3 Trust Fund. The contributions received by the Trustee from a Participating Company shall be held and administered pursuant to the terms of this Trust Agreement as a single fund without distinction between income and principal and without liability for the payment of interest thereon except as expressly provided in this Trust Agreement. During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be

[CHOOSE ONE]:   XX   accumulated and reinvested; or              returned to the Company.

2.4 Payments to the Company. Except as provided in Sections 2.5, 3.5(d) or 3.6 hereof, after the Trust has become irrevocable, neither the Controlling Company nor the Committee shall have the right or power to direct the Trustee to return to a Participating Company or to divert to others any of the Trust assets before all payment[s] of benefits have been made to Participants and their Beneficiaries pursuant to the terms of the Plan.

2.5 Transfer of Assets. If a Participating Company ceases to be a member of the same controlled group of trades or businesses as the Controlling Company, the Controlling Company shall direct the Trustee to transfer assets of the Trust allocable to obligations of such Participating Company under the Plan to a separate rabbi trust established and maintained with respect to such Plan obligations. The Trustee may be, but is not obligated to be, the trustee of such separate rabbi trust.

ARTICLE 3

Powers and Duties of Trustee

3.1 Investment Directions. Except as expressly provided otherwise in this Section, the Committee shall provide the Trustee with all investment and reinvestment instructions. The Committee also may appoint an investment manager or investment managers to direct the Trustee as to the investment and reinvestment of all or a specified portion thereof. The Trustee shall neither affect nor change investments of the Trust Fund, except as directed in writing by the Committee, and shall have no right, duty or responsibility to recommend investments or investment changes; provided, that the Trustee may (i) deposit cash on hand from time to time in any bank savings account, certificate of deposit, or other instrument creating a deposit liability for a bank, including the Trustee’s own banking department, without such prior direction and without liability for interest thereon notwithstanding the Trustee’s receipt of “float” from such uninvested cash; and (ii) unless directed otherwise by the Committee or investment manager, the

Trustee is specifically authorized to invest idle, or otherwise uninvested, cash in the Service class shares of the Wilmington Prime Money Market Portfolio (the “Prime MM Portfolio”), a money market mutual fund managed by an affiliate of the Trustee. The Company acknowledges that the Prime MM Portfolio is an entity separate from Wilmington Trust Company; and that shares in the Prime MM Portfolio are not obligations of Wilmington Trust Company, are not deposits and are not insured by the FDIC, the Federal Reserve or any other governmental agency. Wilmington Trust Company, or its affiliates, are compensated by the Prime MM Portfolio for investment advisory, custodian, shareholder servicing and other services, and such compensation is described in detail in the prospectus for the Prime MM Portfolio and is in addition to the compensation paid to the Trustee hereunder with respect to that portion of the Trust Fund, if any, invested in the Prime MM Portfolio.

3.2 Management of Investments. Subject to Section 3.1 above, the Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein, and all rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Participants or their Beneficiaries. Subject to Section 3.1 above, the Trustee shall have full power and authority to invest and reinvest the Trust Fund in any investment permitted by law, including without limiting the generality of the foregoing, the power:

(a) To invest and reinvest the Trust Fund, together with the income therefrom, in common stock, preferred stock, convertible preferred stock, mutual funds, bonds, debentures, convertible debentures and bonds, mortgages, notes, time certificates of deposit, commercial paper and other evidences of indebtedness (including those issued by the Trustee or any of its affiliates), other securities, policies of life insurance, annuity contracts, options to buy or sell securities or other assets, and other property of any kind (personal, real, or mixed, and tangible or intangible); provided, however, that in no event may the Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by the Controlling Company or any Participating Companies, other than a de minimis amount held in common investment vehicles in which the Trustee invests;

(b) To deposit or invest all or any part of the assets of the Trust Fund in savings accounts or certificates of deposit or other deposits which bear a reasonable interest rate in a bank, including the commercial department of the Trustee, if such bank is supervised by the United States or any State;

(c) To hold, manage, improve, repair and control all property, real or personal, forming part of the Trust Fund and to sell, convey, transfer, exchange, partition, lease for any term, even extending beyond the duration of this Trust, and otherwise dispose of the same from time to time;

(d) To have, respecting securities, all the rights, powers and privileges of an owner, including the power to give proxies, pay assessments and other sums deemed to be necessary for the protection of the Trust Fund, to vote any corporate stock either in person or by proxy, with or without power of substitution, for any purpose; to participate in voting trusts, pooling agreements, foreclosures, reorganizations, consolidations, mergers and liquidations, and in connection therewith to deposit securities with and transfer title to any protective or other committee; to exercise or sell stock subscriptions or conversion rights; and, regardless of any limitation elsewhere in this instrument relative to investment by the Trustee, to accept and retain as an investment any securities or other property received through the exercise of any of the foregoing powers;

(e) To take such actions as may be necessary or desirable to protect the Trust Fund from loss due to the default on mortgages held in the Trust, including the appointment of agents or trustees in such other jurisdictions as may seem desirable, to transfer property to such agents or trustees, to grant such powers as are necessary or desirable to protect the Trust or its assets, to direct such agents or trustees, or to delegate such power to direct, and to remove such agents or trustees;

(f) To employ such agents, including custodians and counsel, as may be reasonably necessary and to pay them reasonable compensation, which shall be paid pursuant to Sections 3.7 and 3.8 of this Agreement;

(g) To settle, compromise or abandon all claims and demands in favor of or against the Trust assets;

(h) To cause title to property of the Trust to be issued, held or registered in the individual name of the Trustee, or in the name of its nominee(s) or agents, or in such form that title will pass by delivery;

(i) To exercise all of the further rights, powers, options and privileges granted, provided for, or vested in trustees generally under the laws of the state whose laws are applicable to this Trust Agreement, as provided in Section 9.5 below, so that the powers conferred upon the Trustee herein shall not be in limitation of any authority conferred by law, but shall be in addition thereto;

(j) To borrow money from any source (including the Trustee) and to execute promissory notes, mortgages or other obligations and to pledge or mortgage any Trust assets as security;

(k) To lend certificates representing stocks, bonds, or other securities to any brokerage or other firm;

(l) To institute, compromise and defend actions and proceedings; to pay or contest any claim; to settle a claim by or against the Trustee by compromise, arbitration, or otherwise; to release, in whole or in part, any claim belonging to the Trust to the extent that the claim is uncollectible; provided that in no event shall the Trustee have any liability or responsibility to undertake, defend or continue any litigation unless payment of related fees and expenses is ensured to the reasonable satisfaction of Trustee;

(m) To use securities depositories or custodians and to allow such securities as may be held by a depository or custodian to be registered in the name of such depository or its nominee or in the name of such custodian or its nominee;

(n) To invest the Trust Fund from time to time in one or more investment funds, which funds shall be registered under the Investment Company Act of 1940 and including shares of any registered investment company, whether or not the Trustee or any of its affiliates is an advisor to, or other service provider to, such investment company and receives compensation from such investment company for the services provided (which compensation shall be in addition to the compensation of the Trustee under this Trust), and the Controlling Company acknowledges that shares in any such investment company are not obligations of the Trustee or any other bank, are not deposits and are not insured by the FDIC, the Federal Reserve or any other governmental agency; and

(o) To do all other acts necessary or desirable for the proper administration of the Trust Fund, as if the Trustee were the absolute owner thereof.

However, nothing in this section shall be construed to mean the Trustee assumes any responsibility for the performance of any investment made by the Trustee in its capacity as trustee under the operation of this Trust Agreement. In addition, the Trustee shall have no responsibility for the selection of any investment options under the Trust and shall not render investment advice to any person in connection with the selection of any such options. The Committee shall direct Trustee as to the investment options in which the Trust shall be invested during the term of the Trust. Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

3.3 Securities. Voting or other rights in securities shall be exercised by the person or entity responsible for directing such investments, and the Trustee shall have no duty to exercise voting or proxy or other rights relating to any investment managed or directed by the Committee. If any foreign securities are purchased pursuant to the direction of the Committee, it shall be the responsibility of the person or entity responsible for directing such investments to advise the Trustee in writing of any laws or regulations, either foreign or domestic, that apply to such foreign securities or to the receipt of dividends or interest on such securities.

3.4 Substitution. Notwithstanding any provision of the Plan or the Trust to the contrary, the Controlling Company shall at all times have the power to reacquire the Trust Fund by substituting readily marketable securities (other than stock, a debt obligation or other security issued by the Company) acceptable to the Trustee and/or cash of an equivalent value and such other property shall, following such substitution, constitute the Trust Fund.

3.5 Distributions.

(a) The establishment of the Trust and the payment or delivery to the Trustee of money or other property shall not vest in any Participant or Beneficiary any right, title, or interest in and to any assets of the Trust. To the extent that any Participant or Beneficiary acquires the right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Participating Company employing such Participant and such Participant or Beneficiary shall have only the unsecured promise of the Participating Company that such payments shall be made.

(b) Concurrent with the establishment of this Trust, the Controlling Company shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Participant (and his or her Beneficiaries), provides a formula or formulas or other instructions acceptable to the Trustee for determining the amounts so payable, specifies the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. The Payment Schedule shall be updated from time to time as is necessary. Except as otherwise provided herein, the Trustee shall make payments to the Participants and their Beneficiaries in accordance with such Payment Schedule. The Trustee, at the direction of the Committee, may make any distribution required to be made by it hereunder by delivering:

(i) Its check payable to the person to whom such distribution is to be made, to such person; or

(ii) Its check payable to an insurer for the benefit of such person, to the insurer; or

(iii) Contracts held on the life of the Participant to whom or with respect to whom the distribution is being made, to the Participant or Beneficiary; or

(iv) If a distribution is being made, in whole or in part, of other assets, assignments or other appropriate documents or certificates necessary to effect a transfer of title, to the Participant or Beneficiary.

(c) If the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Participating Company employing such Participant shall make the balance of each such payment as it falls due. The Trustee shall notify the Controlling Company when principal and earnings are not sufficient to make payments pursuant to the Payment Schedule.

(d) A Participating Company may make payment of benefits directly to Participants or their Beneficiaries as they become due under the terms of the Plan. The Controlling Company shall notify the Trustee of the decision to make payment of benefits directly prior to the time amounts are payable to Participants or their Beneficiaries, and the Controlling Company shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits. Upon a Participating Company’s making a payment described in this section, the Controlling Company may request the Trustee to make a distribution to the Controlling Company in the amount of such payment upon provision to the Trustee of acceptable evidence of such payment.

(e) Except as provided in Section 8.3 and notwithstanding any other provision of this Trust Agreement to the contrary, if at any time the Trust is finally determined by the Internal Revenue Service not to be a “grantor trust” with the result that the income of the Trust Fund is not treated as income of the Company pursuant to Sections 671 through 679 of the Code or if a tax is finally determined by the Internal Revenue Service to be payable by one or more Participants or Beneficiaries with respect to any interest in the Plan or the Trust Fund prior to payment of such interest to any such Participant or Beneficiary, the Committee shall immediately determine each Participant’s share of the Trust Fund in accordance with the Plan, and the Trustee shall immediately distribute such share in a lump sum to each Participant or Beneficiary entitled thereto, regardless of whether such Participant’s employment has terminated (provided such Participant has a vested interest in his or her accrued benefits under the Plan) and regardless of form and time of payments specified in or pursuant to the Plan. Any remaining assets (less any expenses or costs due under Sections 3.7 and 3.8 of this Trust Agreement) shall then be paid by the Trustee to the Company in such amounts, and in the manner instructed by the Committee. If the value of the Trust Fund is less than the benefit obligations under the Plan, the foregoing described distributions will be limited to a Participant’s share of the Trust Fund, determined by allocating assets to the Participant based on the ratio of the Participant’s benefit obligations under the Plan to the total benefit obligations under the Plan. The Trustee shall rely solely on the directions of the Committee with respect to the occurrence of the foregoing events and the resulting distributions to be made, and the Trustee shall not be responsible for any failure to act in the absence of such direction.

(f) Except as otherwise provided in Section 3.5(d), the Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Controlling Company.

(g) Payments by the Trustee shall be delivered or mailed to addresses supplied by the Committee, and the Trustee’s obligation to make such payments shall be satisfied upon such delivery or mailing. The Trustee shall have no obligation to determine the identity of persons entitled to benefits or their mailing addresses.

(h) The entitlement of a Participant or his or her Beneficiaries to benefits under the Plan shall be determined by the Controlling Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan. The Trustee shall have no responsibility or liability with respect to such determination.

3.6 Trustee Responsibility Regarding Payments on Insolvency.

(a) The Trustee shall cease payment of benefits to Participants and their Beneficiaries if the Participating Company employing the Participant is Insolvent. A Participating Company shall be considered “Insolvent” for purposes of this Trust Agreement if:

(i) the Participating Company is unable to pay its debts as they become due; or

(ii) the Participating Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b) At all times during the continuance of this Trust, as provided in Section 1.3 above, the principal and income of the Trust shall be subject to claims of the general creditors of the Participating Companies under federal and state law as set forth below:

(i) The Committee shall have the duty to inform Trustee in writing of a Participating Company’s Insolvency. If a person claiming to be a creditor of a Participating Company alleges in writing to Trustee that the Participating Company has become Insolvent, Trustee shall determine whether the Participating Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits in accordance with this Section. The Trustee may conclusively rely on any determination it receives from the Committee with respect to the Insolvency of the Company.

(ii) Unless Trustee has actual knowledge of the Participating Company’s Insolvency, or has received notice from the Committee, such Participating Company or a person claiming to be a creditor alleging that the Participating Company is Insolvent, Trustee shall have no duty to inquire whether the Participating Company is Insolvent. Trustee may in all events rely on such evidence concerning the Participating Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning the Participating Company’s solvency.

(iii) If at any time Trustee has determined that one of the Participating Companies has become Insolvent, Trustee shall discontinue payments from the Trust to or on behalf of Plan Participants whose benefits under the Plan are attributable to contributions (as directed by the Administrator or Committee) made by that Participating Company. Further, Trustee shall segregate the assets of the Trust attributable to such Participating Company’s participants (as so directed by the Administrator or Committee) (the “Affected Assets”) and continue to hold the Affected Assets in trust for the benefit of the Participating Company’s general creditors until Trustee receives a court order directing the disposition of such assets. Nothing in this Trust Agreement shall in any way diminish any rights of Plan Participants or their Beneficiaries to pursue their rights as general creditors of the Participating Company with respect to benefits due under the Plan or otherwise.

(iv) If the Trustee determines or is informed by the Committee that a Participating Company is not Insolvent (or is no longer Insolvent), the Trustee shall resume the payment of benefits to or on behalf of Plan Participants who are or were employees of such Participating Company on the date of such determination (the “Determination Date”). Notwithstanding anything in this Section to the contrary, if Trustee discontinues the payment of benefits from the Trust and segregates the Affected Assets pursuant to this Section, Trustee shall not thereafter make payment of benefits accrued before the Determination Date to or on behalf of such Plan participants from any assets of the Trust other than (i) the Affected Assets (and earnings thereon), and (ii) new contributions made to the Trust for such Participating Company; provided, nothing contained herein shall prevent Trustee from making payment of benefits accrued on or after the Determination Date to or on behalf of such Plan Participants from any assets of the Trust other than the Affected Assets (and earnings thereon) in accordance with the terms of this Trust Agreement.

(c) If Trustee discontinues the payment of benefits from the Trust pursuant to this Section and subsequently resumes such payments, such payments shall be made exclusively from (i) the Affected Assets then remaining in the Trust, and (ii) new contributions made to the Trust for such Participating Company, and the first payment following such discontinuance shall include (to the extent of such Affected Assets and/or new contributions) the aggregate amount of all payments due to Plan Participants or their Beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan Participants or their Beneficiaries by a Participating Company in lieu of the payments provided for hereunder during any such period of discontinuance. The Controlling Company shall provide the Trustee with acceptable evidence of any such payments made by a Participating Company during the period of discontinuance.

3.7 Costs of Administration. The Trustee is authorized to incur reasonable obligations in connection with the administration of the Trust, including attorneys’ fees, Administrator fees, other administrative fees and appraisal fees. Such obligations shall be paid by the Company. The Trustee is authorized to pay such amounts from the Trust Fund if the Company fails to pay them within sixty (60) days of presentation of a statement of the amounts due.

3.8 Trustee Compensation and Expenses. The Trustee shall be entitled to reasonable compensation for its services as from time to time agreed upon between the Trustee and the Company. The initial fee schedule is as set forth in Exhibit A attached hereto. The Trustee shall be entitled to additional reasonable compensation for the performance of extraordinary services, including services rendered in the event of an insolvency or for services pursuant to Section 9.3. If the Trustee and the Company fail to agree upon a compensation, the Trustee shall be entitled to compensation at a rate equal to the rate charged by the Trustee for similar services rendered by it during the current fiscal year for other trusts similar to this Trust. Subject to Section 3.7, the Trustee shall be entitled to reimbursement for expenses incurred by it in the performance of its duties as the Trustee, including reasonable fees for legal counsel. The Trustee’s compensation and expenses shall be paid by the Company. The Trustee is authorized to withdraw such amounts from the Trust Fund if the Company fails to pay them within sixty (60) days of presentation of a statement of the amounts due.

3.9 Professional Advice. The Company specifically acknowledges that the Trustee may find it desirable or expedient to retain legal counsel (who may also be legal counsel for the Company generally) or other professional advisors to advise it in connection with the exercise of any duty under this Trust Agreement, including, but not limited to, any matter relating to or following the Insolvency of the Company. The Trustee shall be fully protected in acting upon the advice of such legal counsel or advisors.

3.10 Payment on Court Order. To the extent permitted by law, the Trustee is authorized to make any payments directed by court order in any action in which the Trustee has been named as a party. The Trustee is not obligated to defend actions in which the Trustee is named, but shall notify the Company or Committee of any such action and may tender defense of the action to the Company, Committee, Participant or Beneficiary whose interest is affected. The Trustee may in its discretion defend any action in which the Trustee is named, and any expenses incurred by the Trustee shall be paid by the Company. The Trustee is authorized to pay such amounts from the Trust Fund if the Company fails to pay them within sixty (60) days of presentation of a statement of the amounts due.

3.11 Protective Provisions. Notwithstanding any other provision contained in this Trust Agreement to the contrary, the Trustee shall have no obligation to (i) determine the existence of any conversion, redemption, exchange, subscription or other right relating to any securities purchased of which notice was given prior to the purchase of such securities and shall have no obligation to exercise any such right unless the Trustee is advised in writing by the Committee both of the existence of the right and the desired exercise thereof within a reasonable time prior to the expiration of the right to exercise, or (ii) advance any funds to the Trust. Furthermore, the Trustee is not a party to the Plan. The Controlling Company acknowledges that it has relied on parties other than the Trustee for the structure and design of this Trust, for tax and other purposes, and releases the Trustee from any responsibility related to the structure and design of the Trust.

3.12 Indemnifications.

(a) The Controlling Company shall indemnify and hold the Trustee harmless from and against all loss or liability (including expenses and reasonable attorneys’ fees) to which it may be subject by reason of its execution of its duties under this Trust, or by reason of any acts taken in good faith in accordance with any directions, or acts omitted in good faith due to absence of directions, from the Company the Committee or a Participant or other persons or entities authorized to give directions hereunder, unless such loss or liability is due to the Trustee’s gross negligence or willful misconduct.

(b) In the event that the Trustee is named as a defendant in a lawsuit or proceeding involving one or more of the Plan or the Trust Fund, the Trustee shall be entitled to receive on a current basis the indemnity payments provided for in this Section, provided however that if the final judgment entered in the lawsuit or proceeding holds that the Trustee is guilty of gross negligence or willful misconduct with respect to the Trust Fund, the Trustee shall be required to refund the indemnity payments that it has received.

(c) All releases and indemnities provided in this Trust Agreement shall survive the termination of this Trust Agreement.

(d) Nothing in this Trust Agreement is intended or shall be construed to prohibit the Controlling Company from pursuing any remedies it may have at law or equity (including, but not limited to, monetary damages) in the event it suffers any loss or liability due to the Trustee’s gross negligence or willful misconduct.

ARTICLE 4

Insurance Contracts

4.1 Types of Contracts. To the extent that the Trustee is directed by the Committee to invest part or all of the Trust Fund in insurance contracts, the type and amount thereof shall be specified by the Committee. The Trustee shall be under no duty to make inquiry as to the propriety of the type or amount so specified.

4.2 Ownership. Each insurance contract issued shall provide that the Trustee shall be the owner thereof with the power to exercise all rights, privileges, options and elections granted by or permitted under such contract or under the rules of the insurer. The exercise by the Trustee of any incidents of ownership under any contract shall be subject to the direction of the Committee.

4.3 Restrictions on Trustee’s Rights. The Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy. Despite the foregoing, the Trustee may if directed (i) loan to a Participating Company the proceeds of any borrowing against an insurance policy held in the Trust Fund or (ii) assign all, or any portion, of a policy to a Participating Company if under other provisions of this Trust Agreement the Company is entitled to receive assets from the Trust.

4.4 Trustee’s Duties. The Trustee shall have no duty or obligation with respect to any insurance policy held by the Trust except the safekeeping of the policy, until, in accordance with directions received by the Trustee from the Committee, (i) the policy becomes due and payable upon the death of the insured to the Trust, as beneficiary under the policy, and the proceeds thereof become distributable from the Trust, or (ii) the policy is terminated or there is a withdrawal or loan from the policy or the policy is distributed in kind. The Trustee shall have not responsibility for the validity of any insurance policy held by the Trust, nor shall the Trustee be liable for the performance or financial strength of any insurance company issuing any such policy. The Trustee shall assume no responsibility for the ongoing performance or performance rating of any insurance policy held by the Trust or any insurance company issuing any such policy. Further, the Trustee shall have no responsibility with respect to: (i) the truth or accuracy of any representation or warranty made in any application or related document provided to the insurer in connection with the issuance or renewal of any insurance policies or insurance contracts, including the representation that the person on whose life an application is being made is eligible to have a contract issued on his or her life; (ii) the selection or monitoring (ongoing or periodic) of any insurance policies or insurance contracts held in the Trust or the insurers issuing such policies or contracts; (iii) the payment of premiums with respect to such policies or contracts except as directed in writing by the Controlling Company or the Committee; or (iv) the exercise of any rights relating to any such policies or contracts except as directed in writing by the Controlling Company or the Committee.

ARTICLE 5

Trustee’s Accounts

5.1 Records. The Trustee shall maintain accurate records and detailed accounts of all investments, receipts, disbursements and other transactions hereunder. Such records shall be available at all reasonable times for inspection by the Controlling Company or its authorized representative. Notwithstanding anything to the contrary contained herein, and unless otherwise provided in a separate written agreement to which the Trustee is a party, the Controlling Company or its designees, and not the Trustee, shall be solely responsible for maintaining records evidencing respective interests of the Participants and Beneficiaries in the Trust Fund as well as allocations of Trust assets to each Participating Company in proportion to the benefits accrued under the Plan by Participants employed by each Participating Company. The Trustee, at the direction of the Committee, shall submit to the Committee and to any insurer such valuations, reports or other information as the Committee may reasonably require and, in the absence of fraud or bad faith, the valuation of the Trust Fund by the Trustee shall be conclusive.

5.2 Periodic Accounting; Final Accounting.

(a) Within sixty (60) days following the end of each Plan Year and any other period for which the Trustee agrees to provide an accounting and within sixty (60) days after the removal or resignation of the Trustee or the termination of the Trust, the Trustee shall file with the Committee a written account setting forth a description of all properties purchased and sold, all receipts, disbursements and other transactions effected by it during the applicable period or, in the case of removal, resignation or termination, since the close of the previous Plan Year, and listing the properties held in the Trust Fund as of the last day of the Plan Year or other period and indicating their values. Such values shall be either cost or market as directed by the Committee in accordance with the terms of the Plan.

(b) The Committee may approve such account either by written notice of approval delivered to the Trustee or by its failure to express written objection to such account delivered to the Trustee within sixty (60) days after the date of which such account was delivered to the Committee. Upon the expiration of sixty (60) days from the date of the Trustee’s annual or any other account, the Trustee shall be forever released and discharged from all liability and further accountability to the Controlling Company or any other person with respect to the accuracy of such accounting and all acts and failures to act of the Trustee reflected in such account, except to the extent that Controlling Company shall, within such 60-day period, file with the Trustee specific written objections to the account. Neither the Controlling Company, any Participant nor any other person shall be entitled to any additional or different accounting by the Trustee, and the Trustee shall not be compelled to file in any court any additional or different accounting. For purposes of regulations promulgated by the Federal Deposit Insurance

Corporation (“FDIC”), the Trustee’s account statements shall be sufficient information concerning securities transactions effected for the Trust, provided that the Controlling Company, upon written request, shall have the right to receive at no additional cost written confirmations of such securities transactions, which shall be mailed or otherwise furnished by the Trustee within the timeframe required by applicable regulations.

(c) The approval by the Committee of an accounting shall be binding as to all matters embraced in such accounting on all parties to this Trust Agreement and on all Participants and Beneficiaries, to the same extent as if such accounting had been settled by a judgment or decree of a court of competent jurisdiction in which the Trustee, the Committee, each Participating Company and all persons having or claiming any interest in the Plan or the Trust Fund were made parties.

(d) Despite the foregoing, nothing contained in this Trust Agreement shall deprive the Trustee of the right to have an accounting judicially settled, if the Trustee, in the Trustee’s sole discretion, desires such a settlement.

5.3 Valuation. The assets of the Trust Fund shall be valued at their respective fair market values on the date of valuation, as determined by the Trustee based upon such sources of information as it may deem reliable, including, but not limited to, stock market quotations, statistical valuation services, newspapers of general circulation, financial publications, advice from investment counselors, brokerage firms or insurance companies, or any combination of sources. The Committee shall instruct the Trustee as to the value of assets for which market values are not readily obtainable by the Trustee. If the Committee fails to provide such values, the Trustee may take whatever action it deems reasonable, including employment of attorneys, appraisers, life insurance companies or other professionals, the expense of which shall be an expense of administration of the Trust Fund and payable by the Controlling Company or otherwise as set forth in Sections 3.7 and 3.8. The Trustee may rely upon information from the Controlling Company, the Committee, appraisers or other sources and shall not incur any liability for an inaccurate valuation based in good faith upon such information.

5.4 Delegation of Duties. The Controlling Company or the Committee, or both, may at any time employ the Trustee as their agent to perform any act, keep any records or accounts and make any computations that are required of the Controlling Company or the Committee by this Trust Agreement or the Plan. The Trustee may be compensated for such employment and such employment shall not be deemed to be contrary to the Trust. Nothing done by the Trustee as such agent shall change or increase its responsibility or liability as Trustee hereunder.

ARTICLE 6

Resignation or Removal of Trustee

6.1 Resignation; Removal. The Trustee may resign at any time by written notice to the Controlling Company, which shall be effective sixty (60) days after receipt of such notice unless the Controlling Company and the Trustee agree otherwise. The Trustee may be removed by the Controlling Company on sixty (60) days notice or upon shorter notice accepted by the Trustee.

6.2 Successor Trustee. If the Trustee resigns or is removed, a successor shall be appointed by the Controlling Company, in accordance with this Section, by the effective date of the resignation or removal under Section 6.1 above. The successor shall be a bank, trust company, or similar independent third party that is granted corporate trustee powers under state law. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

6.3 Settlement of Accounts. Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within ninety (90) days after receipt of notice of resignation, removal or transfer, unless the Controlling Company extends the time limit. Upon the transfer of the assets, the successor Trustee shall succeed to all of the powers and duties given to the Trustee in this Trust Agreement. The resigning or removed Trustee shall render to the Committee an account in the form and manner and at the time prescribed in Section 5.2. The approval of such accounting and discharge of the Trustee shall be as provided in such Section.

ARTICLE 7

Controversies, Legal Actions and Counsel

7.1 Controversy. If any controversy arises with respect to the Trust, the Trustee shall take action as directed by the Committee or, in the absence of such direction, as it deems advisable, whether by legal proceedings, compromise or otherwise. The Trustee may retain the funds or property involved without liability pending settlement of the controversy. The Trustee shall be under no obligation to take any legal action of whatever nature unless there shall be sufficient property in the Trust to indemnify the Trustee with respect to any expenses or losses to which it may be subjected.

7.2 Joinder of Parties. In any action or other judicial proceedings affecting the Trust, it shall be necessary to join as parties the Trustee, the Committee and the Controlling Company. No Participant or other person shall be entitled to any notice or service of process. Any judgment entered in such a proceeding or action shall be binding on all persons claiming under the Trust. Nothing in this Trust Agreement shall be construed as to deprive a Participant or Beneficiary of his or her right to seek adjudication of his or her rights by administrative process or by a court of competent jurisdiction.

7.3 Employment of Counsel. The Trustee may consult with legal counsel (who may be counsel for the Controlling Company) and shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of counsel.

ARTICLE 8

Amendment and Termination

8.1 Amendment. Subject to the limitations set forth in this Article 8, this Trust Agreement may be amended by a written instrument executed by the Trustee and the Controlling Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1.3 above, if applicable. Any amendment, change or modification shall be subject to the following rules:

(a) General Rule. Subject to Sections 8.1(b), (c) and (d) below, this Trust Agreement may be amended:

(i) By the Controlling Company and the Trustee, provided, however, that if an amendment would in any way adversely affect the rights accrued under the Plan in the Trust Fund by any Participant or Beneficiary, each and every Participant and Beneficiary whose rights in the Trust Fund would be adversely affected must consent to the amendment before this Trust Agreement may be so amended; and

(ii) By the Controlling Company and the Trustee as may be necessary to comply with laws which would otherwise render the Trust void, voidable or invalid in whole or in part.

(b) Limitation. Notwithstanding that an amendment may be permissible under Section 9.1 (a) above, this Trust Agreement shall not be amended by an amendment that would:

(i) Cause any of the assets of the Trust to be used for or diverted to purposes other than for the exclusive benefit of Participants and Beneficiaries as set forth in the Plan, except as is required to satisfy the claims of a Participating Company’s general creditors; or

(ii) Be inconsistent with the terms of the Plan, including the terms of the Plan regarding termination, amendment or modification of the Plan.

(c) Writing and Consent. Any amendment to this Trust Agreement shall be set forth in writing and signed by the Controlling Company and the Trustee and, if consent of any Participant or Beneficiary is required under Section 8.1(a), the Participant or Beneficiary whose consent is required. Any amendment may be current, retroactive or prospective, in each case as provided therein.

(d) The Controlling Company and Trustee. In connection with the exercise of the rights under this Section 8.1, the Trustee shall have no responsibility to determine whether any proposed amendment complies with the terms and conditions set forth in Sections 8.1 (a) and (b) above and may conclusively rely on the directions of the Committee with respect thereto.

(e) Taxation. Subject to Section 8.3, this Trust Agreement shall not be amended, altered, changed or modified in a manner that would cause the Participants and/or Beneficiaries under the Plan to be taxed on the benefits under the Plan in a year other than the year of actual receipt of benefits.

8.2 Final Termination. The Trust shall not terminate until the date on which Participants and their Beneficiaries are no longer entitled to benefits pursuant to the terms of the

Plan, and on such date the Trust shall terminate unless sooner revoked in accordance with Section 1.3 hereof, if applicable. Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Controlling Company. Such remaining assets shall be paid by the Trustee to the Controlling Company in such amounts and in the manner instructed by the Controlling Company, whereupon the Trustee shall be released and discharged from all obligations hereunder. From and after the date of termination and until final distribution of the Trust Fund, the Trustee shall continue to have all of the powers provided herein as are necessary or expedient for the orderly liquidation and distribution of the Trust Fund.

8.3 Changes in Law Affecting Taxability.

(a) Operation. This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to him or her under the Plan due to the existence of this Trust. The Controlling Company shall be obligated to notify the Trustee of the occurrence of an Early Termination Event and in no event shall the Trustee be responsible for monitoring or determining whether or not an Early Taxation Event has occurred.

(b) Revocability. Notwithstanding any other Section of this Trust Agreement to the contrary, as of an Early Taxation Event, each Participating Company and its creditors shall have access to the Trust Fund to the extent, and only to the extent, required to prevent the Participant from being required to include in his or her federal gross income amounts accrued by the Participant under the Plan that are held in the Trust prior to the date on which such amounts are made available to him or her under the Plan. No consent of any Participant or Beneficiary shall be required in this regard. Upon the occurrence of an Early Taxation Event, the Trustee shall separately account for the assets of the Trust Fund that were contributed to the Trust Fund on and after the date on which the making of contributions under this Trust would require taxation to a Participant, and earnings on such contributions. Trustee may employ agents in the performance of those duties whose expenses shall be paid pursuant to Sections 3.7 and 3.8. The portion of the Trust Fund held prior to such date shall not be impacted by this Section. If the law only impacts a Participant who has a certain status with respect to the Company, this Section shall apply only to amounts identified by the Company in writing to the Trustee as are intended by the Company to be attributable to Participants in the impacted class. The Trustee shall be entitled to additional reasonable compensation for any separate accounting required pursuant to this Section 8.3. In addition, prior to the Trustee separately accounting for any assets of the Trust Fund at the direction of the Company, the Trustee shall be entitled, upon request to the Company, to receive an opinion of legal counsel confirming that the extent of access by the Company and its creditors to the Trust Fund as directed by the Company in its direction to the Trustee for separate accountings is required by an Early Taxation Event and is in conformity with the provisions of this Section 8.3.

ARTICLE 9

Miscellaneous

9.1 Taxes. The Controlling Company shall from time to time pay taxes of any and all kinds whatsoever that at any time are lawfully levied or assessed upon or become payable in respect of the Trust Fund, the income or any property forming a part thereof, or any security transaction pertaining thereto. To the extent that any taxes lawfully levied or assessed upon the Trust Fund are not paid by the Controlling Company, the Trustee shall have the power to pay such taxes out of the Trust Fund and shall seek reimbursement from the Controlling Company. Prior to making any payment, the Trustee may require such releases or other documents from any lawful taxing authority as it shall deem necessary. The Trustee shall contest the validity of taxes in any manner deemed appropriate by the Controlling Company or its counsel, but at the Controlling Company’s’ expense, and only if it has received an indemnity bond or other security satisfactory to it to pay any such expenses. The Trustee (i) shall not be liable for any nonpayment of tax when it distributes an interest hereunder on directions from the Committee, and (ii) shall have no obligation to prepare or file any tax return on behalf of the Trust Fund, any such return being the sole responsibility of the Committee. The Trustee shall cooperate with the Committee in connection with the preparation and filing of any such return.

9.2 Third Persons. All persons dealing with the Trustee are released from inquiring into the decisions or authority of the Trustee and from seeing to the application of any moneys, securities or other property paid or delivered to the Trustee.

9.3 Nonassignability; Nonalienation. Benefits payable to Participants and their Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

9.4 The Plan. In the event of any conflict between the terms of this Trust Agreement and the agreement that constitutes the Plan, such conflict shall be resolved in favor of this Trust Agreement. However, the Trustee’s rights, immunities, duties and responsibilities shall be determined solely by reference to this Trust Agreement.

9.5 Applicable Law. Except to the extent, if any, preempted by ERISA, this Trust Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to any conflicts of laws principles. Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

9.6 Notices and Directions. Whenever a notice or direction is given by the Committee to the Trustee, it shall be in the form required by Section 2.1. Actions by the Controlling Company shall be by the Board or a duly authorized officer, with such actions certified to the Trustee by an appropriately certified copy of the action taken. The Trustee shall be protected in acting upon any such notice, resolution, order, certificate or other communication believed by it to be genuine and to have been signed by the proper party or parties.

9.7 Successors and Assigns. This Trust Agreement shall be binding upon and inure to the benefit of the Controlling Company and the Trustee and their respective successors and assigns.

9.8 Gender and Number. Words used in the masculine shall apply to the feminine where applicable, and when the context requires, the plural shall be read as the singular and the singular as the plural.

9.9 Headings. Headings in this Trust Agreement are inserted for convenience of reference only and any conflict between such headings and the text shall be resolved in favor of the text.

9.10 Counterparts. This Trust Agreement may be executed in an original and any number of counterparts, each of which shall be deemed to be an original of one and the same instrument.

9.11 Beneficial Interest. Each Participating Company is the true beneficiary hereunder in that the payment of benefits, directly or indirectly to or for a Participant or Beneficiary by the Trustee, is in satisfaction of the Participating Company’s liability therefore under the Plan. Nothing in this Trust Agreement shall establish any beneficial interest in any person other than the Participating Companies.

9.12 No Implied Duties; etc.

(a) The Trustee shall have no duty or responsibility not expressly set forth in this Trust Agreement. By way of example, but without limiting the matters subject to the foregoing sentence, Trustee shall have no responsibility with respect to the administration or interpretation of the Plan, payment of Plan benefits other than from the assets of the Trust, withholding of taxes other than from payments made with Trust assets to Plan Participants, or maintaining Participant records with respect to the Plan.

(b) The Trustee represents that it qualifies for Federal Deposit Insurance Corporation (“FDIC”) pro rata worth pass-through insurance coverage in accordance with the standards set forth in applicable federal law and FDIC insurance regulations. If the Trustee fails at any time in the future to so qualify for pro rata worth pass-through insurance coverage, it will promptly notify the Controlling Company.

(c) In no event will the Trustee have any obligation to provide, and in no event will the Trustee provide, any legal, tax, accounting, audit or other advice to the Controlling Company or any Participating Companies with respect to the Plan or this Trust. The Controlling Company acknowledges that it will rely exclusively on the advice of its accountants and/or attorneys with respect to all legal, tax, accounting, audit and other advice required or desired by the Controlling Company with respect to the Plan or this Trust. The Controlling Company acknowledges that the Trustee has not made any representations of any kind, and will not make any representations of any kind, concerning the legal, tax, accounting, audit or other treatment of the Plan or this Trust.

(d) The Controlling Company acknowledges that the Trustee is not an advisor concerning or a promoter with respect to the Plan or the Trust, but merely is a service provider offering the Trust services expressly set forth in this Agreement. In particular, the Controlling Company acknowledges that the Trustee is not a joint venturer or partner with the Controlling Company’s accountants, auditors, consultants or with any other party, with respect to the Plan or this Trust, and that the Trustee and the Controlling Company’s accountants, auditors and consultants at all times remain independent parties dealing at arm’s length, and independently, with each other and with the Controlling Company.

(e) The Trustee shall have no liability for any losses arising out of delays in performing the services which it renders under this Trust Agreement which result from events beyond its control, including without limitation, interruption of the business of the Trustee due to acts of God, acts of governmental authority, acts of war, riots, civil commotions, insurrections, labor difficulties (including, but not limited to, strikes and other work slippages due to slow-downs), or any action of any courier or utility, mechanical or other malfunction, or electronic interruption.

(f) The Committee, as constituted immediately prior to the consummation of a Change of Control and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the occurrence of a Change of Control. The Trustee may rely exclusively on this writing and shall have no duty to inquire whether a Change of Control has taken place or to make any determination as to whether a Change of Control has occurred. For purposes of this Trust Agreement, “Change of Control” shall have the same meaning given such term under the Plan.

9.13 Effective Date. The effective date of this Trust Agreement shall be October 1, 2004.

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IN WITNESS WHEREOF the Controlling Company and the Trustee have signed this Trust Agreement as of the date first written above.

TRUSTEE:		THE CONTROLLING COMPANY:

WILMINGTON TRUST COMPANY, as Trustee		RARE HOSPITALITY INTERNATIONAL, INC.

By:	/s/ Virginia N. Karablacas	By:	/s/ Thomas W. Gathers
Name:	Virginia N. Karablacas	Name:	Thomas W. Gathers
Title:	Vice President	Title:	EVP – Human Resources

Attest:		Attest:
[Corporate Seal]		[Corporate Seal]

By:	/s/ Nancy Gray	By:	/s/ Joia Johnson
	(Ass’t.) Secretary		(Ass’t.) Secretary